FIRST TRUST CBOE S&P 500 VIX TAIL HEDGE FUND
                       120 East Liberty Drive, Suite 400
                            Wheaton, Illinois 60187


                                 June 13, 2017


Dear Valued Shareholder:

I am pleased to notify you that the Board of Trustees of First Trust Exchange-Traded Fund, on behalf of its series, First Trust CBOE S&P 500 VIX Tail Hedge Fund (NYSE: VIXH) (the "Fund"), an exchange-traded index fund, has approved changes to the Fund's investment objective. On or around August 18, 2017, the Fund will seek investment results that correspond generally to the price and yield (before the Fund's fees and expenses) of an index called the Nasdaq Dorsey Wright People's Portfolio Index (the "New Index"). The New Index will be developed, maintained and sponsored by Nasdaq, Inc. ("Nasdaq").

It is also anticipated that on or around August 18, 2017, the Fund will change its name to First Trust Dorsey Wright People's Portfolio ETF. The Fund will continue to list and trade its shares on NYSE under the ticker symbol VIXH until August 18, 2017, at which time the Fund will list and trade its shares on the NASDAQ Stock Market LLC under the ticker symbol DWPP. The Fund will obtain a new CUSIP and other identifiers.

The New Index is designed to provide exposure to the US equity market or T-Bills, based upon a relative strength analysis. If T-Bills have higher relative strength than the US equity market, then the New Index will consist entirely of 1 to 3-month T-Bills. If T-Bills have lower relative strength than the US equity market, then the New Index will consist of whichever index has higher relative strength between the Nasdaq US 500 Large Cap Index or the Nasdaq US 500 Large Cap Equal Weight Index.

First Trust Advisors L.P., the Fund's investment advisor, along with its affiliate, First Trust Portfolios L.P., are privately-held companies which provide a variety of investment services, including asset management and financial advisory services, with collective assets under management or supervision of approximately $107 billion as of May 31, 2017 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts.

You should consider the Fund's investment objectives, risks, charges and expenses carefully before investing. Contact First Trust portfolios L.P. at 1-800-621-1675 or visit www.ftportfolios.com to obtain a prospectus or summary prospectus which contains this and other information about the Fund.

                           Sincerely,

                           /s/ James A. Bowen

                           James A. Bowen, Chairman of the Board of Trustees